Preferred Apartment Communities, Inc. Announces Appointment of Joel T. Murphy to the Additional Position of Chairman of the Board and Howard A. McLure as Lead Independent Director

Atlanta, GA, June 3, 2021

Preferred Apartment Communities, Inc. (NYSE: APTS) ("PAC" or the "Company") today announced that its Board of Directors has unanimously appointed Joel Murphy to the additional position of Chairman of the Board. Mr. Murphy will continue to serve as President and Chief Executive Officer. The Board also unanimously appointed Howard McLure to continue to serve as its Lead Independent Director.
Mr. Murphy, age 62, has served as the Company’s Chief Executive Officer since January 2020, and as a member of the Board of Directors since May 2019. Prior to his appointment as Chief Executive Officer of the Company, Mr. Murphy served as Chief Executive Officer of New Market Properties, LLC, the subsidiary of the Company that owns the Company’s grocery anchored retail investments. He also has served as Chair of the Investment Committee for the Company since June 2018. Mr. Murphy has over 30 years of experience as an executive officer, principal and advisor in multifamily and retail projects, portfolios and investments.
Mr. McLure, age 64, has served on the Company’s Board of Directors since March 31, 2011. In addition, since January 1, 2014, Mr. McLure has been the Company’s Lead Independent Director. Mr. McLure has also served in various executive management roles throughout his over 30 year career, including serving as Executive Vice President of CVS Caremark Corporation (NYSE: CVS) and President of Caremark Pharmacy Services, a division of CVS Caremark Corporation, where he was responsible for all sales and operations of the division. Mr. McLure also served in executive management and financial roles at Caremark, Rx, prior to its merger with CVS.  Mr. McLure continues to serve on the Board of Vituro Health, LLC.
“On behalf of the Board of Directors, we are pleased to announce that Joel Murphy has been named Chairman of the Board at PAC. Joel is a true leader in the real estate industry, which was proven most recently with his leadership in 2020. Under Joel’s guidance, the Company’s core business remained consistent through the pandemic, and at the same time, he has led and continues to lead the execution of the strategic transformation and simplification of our structure and balance sheet. Joel’s leadership and experience are great assets for the Board as the Company continues to execute on its efforts to create long term value. We look forward to his expanded role in providing oversight, direction, and leadership to the full Board,” commented Howard McLure, the Company’s Lead Independent Director.
Mr. Murphy added, "I am honored to have been elected as PAC's Chairman of the Board and I look forward to continuing to work with the Board, our experienced leadership team and our talented associates to execute our business strategies. I also look forward to working closely with Howard as our Lead Independent Director. His experience and wise counsel have been invaluable to us as we navigated the pandemic and our strategic transformation. Howard is a seasoned corporate and governance professional and has been and will continue to be a productive partner in driving a high performance board.”
About Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc. (NYSE: APTS) is a real estate investment trust engaged primarily in the ownership and operation of Class A multifamily properties, with select investments in grocery-anchored shopping centers and Class A office buildings. Preferred Apartment Communities' investment objective is to generate attractive, stable returns for stockholders by investing in income-producing properties and acquiring or originating real estate loans. As of March 31, 2021, the Company owned or was invested in 117 properties in 13 states, predominantly in the Southeast region of the United States. Learn more at www.pacapts.com.

Additional Information

The SEC has declared effective the registration statement filed by the Company for each of our public offerings. Before you invest, you should read the final prospectus, and any prospectus supplements forming a part of the registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering. In particular, you should carefully read the risk factors described in the final prospectus and in any related prospectus supplement and in the documents incorporated by reference in the final prospectus and any related prospectus supplement. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company or its dealer manager, Preferred Capital Securities, LLC, will arrange to send you a prospectus with respect to the Series A1/M1 Offering upon request by contacting John A. Isakson at (770) 818-4109, 3284 Northside Parkway NW, Suite 150, Atlanta, Georgia 30327.

The final prospectus for the Series A1/M1 Offering, dated October 22, 2019, can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1481832/000148183219000097/a424b5-2019seriesamshares.htm

SOURCE: Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc.
John A. Isakson 770-818-4109
Chief Financial Officer
Email: jisakson@pacapts.com

Preferred Apartment Communities, Inc.
Paul Cullen  770-818-4144
Executive Vice President-Investor Relations
Email: Investorrelations@pacapts.com